                                                                       EXHIBIT 1

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                                CREDIT AGREEMENT

                                      Among

                 ROBERT BUCK SANDERSON AND HUGH VIRDEN SANDERSON

          NOT INDIVIDUALLY BUT SOLELY AS CO-EXECUTORS OF THE ESTATE OF
                        DEWEY R. SANDERSON, JR., DECEASED

                                       and

                           UNION PLANTERS BANK, N. A.

                          Dated as of September 2, 2000

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
                                TABLE OF CONTENTS

                                CREDIT AGREEMENT

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                                                                                                                PAGE
SECTION 1.             THE CREDIT ..........................................................................      1

       Section 1.1.    The Term Credit .....................................................................      1
       Section 1.2.    The Term Notes ......................................................................      1
       Section 1.3.    Interest Rate .......................................................................      1

SECTION 2.             COLLATERAL ..........................................................................      1

       Section 2.1.    Borrower's Obligations ..............................................................      1
       Section 2.2.    Under Margin - Additional Pledge ....................................................      2
       Section 2.3.    Application of Cash Collateral ......................................................      2

SECTION 3.             PREPAYMENTS, TERMINATIONS AND PLACE AND APPLICATION OF
                       PAYMENTS ............................................................................      2

       Section 3.1.    Prepayments Prohibited ..............................................................      2
       Section 3.2.    Place and Application of Payments ...................................................      2

SECTION 4.             DEFINITIONS .........................................................................      3


SECTION 5.             REPRESENTATIONS AND WARRANTIES ......................................................      4

       Section 5.1.    Authority; No Conflict ..............................................................      4
       Section 5.2.    Financial Information ...............................................................      4
       Section 5.3.    Litigation ..........................................................................      4
       Section 5.4.    Collateral ..........................................................................      4
       Section 5.5.    Other Obligations ...................................................................      5
       Section 5.6.    Income Taxes ........................................................................      5
       Section 5.7.    No Default ..........................................................................      5
       Section 5.8.    Sanderson Farms, Inc. Stock Ownership ...............................................      5
       Section 5.9.    Enforceability ......................................................................      5

SECTION 6.             CONDITIONS PRECEDENT ................................................................      5

       Section 6.1.    Before Initial Extension of Credit ..................................................      5
       Section 6.2.    Before Extension of Credit ..........................................................      6

SECTION 7.             COVENANTS ...........................................................................      6

       Section 7.1.    Use of Proceeds .....................................................................      7
       Section 7.2.    Financial Information ...............................................................      7
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
       Section 7.3.    Other Debts .........................................................................      7
       Section 7.4.    Other Liens .........................................................................      7
       Section 7.5.    Notices to Bank .....................................................................      8
       Section 7.6.    Compliance with Laws ................................................................      8
       Section 7.7.    Perfection of Liens .................................................................      8
       Section 7.8.    Cooperation .........................................................................      8
       Section 7.9.    Disposition of Assets ...............................................................      8
       Section 7.10.   Termination .........................................................................      9
       Section 7.11.   Income Taxes ........................................................................      9

SECTION 8.             EVENTS OF DEFAULT AND REMEDIES ......................................................      9

       Section 8.1.    Definitions .........................................................................      9
       Section 8.2.    Remedies for Non-Bankruptcy Defaults ................................................     11
       Section 8.3.    Remedies for Bankruptcy Defaults ....................................................     11

SECTION 9.             MISCELLANEOUS .......................................................................     11

       Section 9.1.    Amendments and Waivers ..............................................................     11
       Section 9.2.    Waiver of Rights ....................................................................     11
       Section 9.3.    Documentary Taxes ...................................................................     11
       Section 9.4.    Representations .....................................................................     11
       Section 9.5.    Notices .............................................................................     12
       Section 9.6.    Costs and Expenses ..................................................................     12
       Section 9.7.    Counterparts ........................................................................     12
       Section 9.8.    Successors and Assigns; Governing Law; Entire Agreement .............................     12
       Section 9.9.    No Joint Venture ....................................................................     12
       Section 9.10.   Severability ........................................................................     13
       Section 9.11.   Table of Contents and Headings ......................................................     13
       Section 9.12.   Waiver of Jury Trial ................................................................     13
       Section 9.13.   Confidentiality .....................................................................     13
       Section 9.14.   Adjustment of Number of Shares ......................................................     13
       Section 9.15.   Borrower ............................................................................     13

Signature Page .............................................................................................     14
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Exhibit A         Term Loan Note
Exhibit B         Repayment Schedule


                                      -ii-
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                ROBERT BUCK SANDERSON AND HUGH VIRDEN SANDERSON,
          NOT INDIVIDUALLY BUT SOLELY AS CO-EXECUTORS OF THE ESTATE OF
                        DEWEY R. SANDERSON, JR., DECEASED
                                CREDIT AGREEMENT

      The undersigned, ROBERT BUCK SANDERSON AND HUGH VIRDEN SANDERSON, not individually but solely as co-executors of the estate of Dewey R. Sanderson, Jr.
Deceased (the "Borrower"), applies to you UNION PLANTERS BANK, NATIONAL
ASSOCIATION (hereinafter the "Bank") for your commitment, subject to all the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, to make a term credit (the "Term Credit") available to the Borrower, all as more fully hereinafter set forth.

SECTION 1. THE CREDIT.

      Section 1.1. The Term Credit. (a) Subject to all of the terms and conditions hereof, the Bank agrees to make a term loan (the"Term Loan") to the Borrower during the period commencing on the date of this Agreement and ending on September 15, 2000, at which time the Term Credit Commitment shall expire, time being of the essence.

Only one borrowing may be made under the Term Credit Commitments and any part of the Term Credit Commitments not borrowed shall automatically terminate on the date the Borrower obtains any Term Loans hereunder.

      Section 1.2. The Term Note. The Term Loan made by the Bank shall be evidenced by a Term Note of the Borrower substantially in the form of Exhibit A hereto (the "Term Note" or "Note") payable to the order of the Bank in the principal amount of such Term Loan. Each Term Note shall be expressed to mature in eight (8) quarterly installments of principal commencing on October 31, 2003, and continuing on the last day of each February, May, August and October thereafter to and including August 31, 2005, with each such installment to be in accordance with the Repayment Schedule attached hereto as Exhibit B.

      Section 1.3. Interest Rates. The Term Loan shall bear interest (computed on the basis of a year of 365 days and actual days elapsed) payable in twenty
(20) quarterly installments commencing on October 31, 2000, and continuing on the last day of each February, May, August and October thereafter to and including August 31, 2005, at a rate per annum equal to 8.09% per annum, simple interest.

SECTION 2. COLLATERAL.

      Section 2.1. Borrower's Obligations. The Borrower's obligations to the
Bank under this Agreement and the other Loan Documents will be secured by the shares of the common stock (the "Securities") of Sanderson Farms, Inc. referred to in the Pledge Agreement, dated the date hereof (the "Pledge Agreement"), between the Borrower and the Bank (the "Pledged Shares")

and may also be secured by cash or cash equivalents pursuant to the terms of a Security Agreement by the Borrower in favor of the Bank, executed at the time of delivery of such cash or cash equivalents and any other collateral security mutually acceptable to the Borrower and the Bank.

      Section 2.2. Under Margin - Additional Pledge. If for any reason, including a decline in the Market Value of the Securities, the ratio (the "Loan-to-Value Ratio") of (i) the remainder of (x) the unpaid principal amount of the Term Loans, minus (y) the amount of any Cash Collateral provided to the Bank and securing the obligations of the Borrower with respect to the principal of the Term Loan, to (ii) the Market Value of the Securities, exceeds 70%, the Borrower will notify the Bank that the Borrower is under margin. Within five Business Days of the giving of any such notice to the Bank (or within five Business Days of Bank notifying Borrower that Borrower is under margin), the Borrower will cause the Loan-to-Value Ratio to be reduced to 60% by either (i) with the consent of the Bank, making a payment on the Term Loan in the amount of the shortfall, or (ii) pledging additional Collateral that is acceptable to the Bank in its sole discretion exercised in a commercially reasonable manner. It is acknowledged by the Bank that the common stock of Sanderson Farms, Inc. and cash or cash equivalents are acceptable Collateral and, to the extent pledged as additional collateral, shall become Pledged Shares. "Market Value" means, to the extent quotations are available, the closing sale price of the Securities on the preceding Business Day as appearing on any regularly published reporting or quotation service or, if there is no closing sale price, any reasonable estimate used by the Borrower or the Bank in accordance with sound banking practices.

      Section 2.3. Application of Cash Collateral. In the event that at any time the Borrower has provided to the Bank Cash Collateral for the Term Loans, as provided in Sections 2.2 and 7.10, provided that no Event of Default has occurred and is continuing and that after giving effect to any such application the 70% Loan to Value Ratio required by Section 2.2 is maintained, upon the request of the Borrower the Bank will permit the application of such Cash Collateral to regularly scheduled principal installments of the Term Loan or to the principal or interest installments or payments on the Term Loan, as the case may be.

SECTION 3. PREPAYMENTS, TERMINATIONS AND PLACE AND APPLICATION OF PAYMENTS.

Section 3.1. Prepayment Prohibited. (a) The Borrower may not prepay the outstanding principal amount of the Term Note in full or in part.

(b) Prepayment Fee. In the event that the Borrower prepays the Term Note in violation of subsection (a) above for any reason, such prepayment will be accompanied by payment of all accrued interest on the amount prepaid, plus an amount equal to the amount of interest that would have otherwise been paid on that portion of the Term Note so prepaid through and including August 31, 2005. Such interest rate shall not be less than the interest rate specified in Section
1.3 above.

      Section 3.2. Place and Application of Payments. All payments of principal and interest made by the Borrower in respect of the Note and all fees payable by the Borrower hereunder,

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shall be made to the Bank at its office at 110 S. 40th Avenue, Hattiesburg,
Mississippi 39402 in immediately available funds, prior to 12:00 noon on the date of such payment. Any payments received after 12:00 noon Hattiesburg time (or after such later time as the Bank may otherwise direct) shall be deemed received upon the following Business Day. The Borrower hereby authorizes the Bank to automatically debit its account with Bank for any principal, interest and fees when due under the Notes or this Agreement and to transfer the amount so debited from such account to the Bank for application as herein provided, but the Bank shall give prompt telephonic notice thereof to the Borrower.

SECTION 4. DEFINITIONS.

      The terms hereinafter set forth when used herein shall have the following meanings:

      "Agreement" shall mean this Credit Agreement as supplemented and amended from time to time.

      "Bank" shall have the meaning specified in the first paragraph of this Agreement.

      "Banking Day" shall mean a day on which banks are open for business in Hattiesburg, Mississippi, other than a Saturday or Sunday.

      "Borrower" shall have the meaning specified in the first paragraph of this Agreement.

      "Business Day" shall mean any day except Saturday or Sunday on which banks are open for business in Hattiesburg, Mississippi.

      "Cash Collateral" shall mean cash or cash equivalents in which the Borrower has granted to the Bank a first priority security interest as Collateral for the Term Loans.

      "Collateral" shall mean any and all collateral security for the Borrower's indebtedness, obligations and liabilities to the Bank under this Agreement and the other Loan Documents.

      "Estate" means the estate of Dewey R. Sanderson, Jr., deceased.

      "Event of Default" shall mean any event or condition identified as such in
Section 8.1 hereof.

      "Loan Documents" shall mean this Agreement and any and all exhibits hereto, the Term Note and the Pledge Agreement.

      "Note" shall have the meaning specified in Section 1.2.

      "Person" shall mean and include any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal, or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

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      "Pledge Agreement" shall have the meaning specified in Section 2.1.

      "Potential Default" shall mean any event or condition which, with the lapse of time, or giving of notice, or both, would constitute an Event of Default.

      "Property" shall mean all assets and properties of any nature whatsoever, whether real or personal, tangible or intangible.

      "Term Loan" shall have the meaning specified in Section 1.1(a) hereof.

      "Term Note" shall have the meaning specified in Section 1.2 hereof.

SECTION 5. REPRESENTATIONS AND WARRANTIES.

      The Borrower represents and warrants to the Bank as follows:

      Section 5.1. Authority; No Conflict. The Borrower has full right, power and authority, including the necessary authorization and approval from the Chancery Court of the Second Judicial District of Jones County, Mississippi, to enter into this Agreement and the other Loan Documents, make the borrowings herein provided for and encumber its assets as collateral security therefor, to execute and issue the Note in evidence thereof, and to perform its obligations under the Loan Documents; and the Borrower's execution of this Agreement and the other Loan Documents does not, nor does the performance or observance by the Borrower of any of the matters or things provided for in this Agreement and the other Loan Documents, contravene any provision of law or any covenant, indenture or agreement of or judgment, order or decree applicable to or affecting the Borrower or any of its Property.

      Section 5.2. Financial Information. The financial and other information heretofore delivered to the Bank, including the Borrower's financial statements as of July 31, 2000, is sufficiently complete to give the Bank accurate knowledge of the Borrower's financial condition, including all material contingent liabilities, and is in compliance with all applicable government regulations and requirements. Since said date of July 31, 2000 there has, through the date of this Agreement, been no material adverse change in the Borrower's financial condition or its ability to repay the Term Loan, other than any change that may have resulted from a change in the market value of the common stock of Sanderson Farms, Inc.

      Section 5.3. Litigation. Except as otherwise disclosed to the Bank in writing prior to the date hereof, there is no known litigation, or governmental proceeding pending, nor to the best knowledge of the Borrower threatened, against the Borrower which, if adversely determined could reasonably be expected to result in any material adverse change in the financial condition of the Borrower or to impair the Borrower's ability to repay the Term Loans. The Bank acknowledges that the Borrower has disclosed that inchoate liens may exist against the Borrower's Property for state and federal estate taxes until such taxes are paid.

      Section 5.4. Collateral. All Collateral required by this Agreement is owned by the Borrower free of any title defects or any liens or interests of others, except as disclosed in writing to the Bank. It is acknowledged by the Bank that the Borrower has disclosed to the Bank that inchoate liens may exist against the property of the Borrower for state and Federal estate taxes until such taxes are paid.

      Section 5.5. Other Obligations. As of the date of this Agreement, the Borrower is not in default on any obligations for borrowed money, any purchase money obligation or any material lease, commitment, contract, instrument or obligation.

      Section 5.6. Income Taxes. As of the date of this Agreement, (a) the Borrower has filed (or has obtained extension of the due date from the applicable authorities) all tax returns required to be filed and has paid, or made adequate provisions for the payment of, all taxes due and payable pursuant to such returns and pursuant to any assessments made against the Borrower or any of the Borrower's Property, (b) no tax liens have been filed and no material claims are being asserted with respect to any such taxes, and (c) the Borrower is not aware of any proposed assessment or adjustment for additional taxes (or any basis for any such assessment) which might be material to the Borrower.

      Section 5.7. No Default. No Potential Default or Event of Default is existing under this Agreement.

      Section 5.8. Sanderson Farms, Inc. Stock Ownership. As of the date of this Agreement, the Borrower owns not less than 3,268,482 shares of the common stock of Sanderson Farms, Inc.

      Section 5.9. Enforceability. This Agreement and the other Loan Documents are the legal, valid and binding agreements of the Borrower, enforceable against it in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws or judicial decisions for the relief of debtors or the limitation of creditors' rights generally; and any equitable principles relating to or limiting the rights of creditors generally or any equitable remedy which may be granted to cure any defaults.

SECTION 6. CONDITIONS PRECEDENT.

      The obligation of the Bank to make any Term Loan pursuant hereto shall be subject to the following conditions precedent:

      Section 6.1. Before Extension of Credit. Prior to making the Term Loan hereunder, the Borrower shall have delivered to the Bank:

            (a) the Term Note;

            (b) the Pledge Agreement providing for the pledge by the Borrower to the Bank of 1,703,364 shares of the common stock of Sanderson Farms, Inc., together with stock certificates representing such shares and undated blank stock powers therefor;

                  (c) a Security Agreement providing for the grant of a security interest by the Borrower to the Bank in any money market account or accounts or certificates of deposit of the Borrower described therein;

                  (d) evidence that the execution and delivery and performance by the Borrower of this Agreement and the other Loan Documents have been duly authorized;

                  (e) evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing;

                  (f) a certificate of the co-executors of the Borrower concerning such matters as the Bank may reasonably require, together with a copy of the evidence of the appointment and authority of the co-executors of the Borrower;

                  (g) a written opinion from the Borrower's legal counsel, Wise Carter Child & Caraway, Professional Association, covering such matters as the Bank may require, the terms of the opinion to be acceptable to the Bank;

                  (h) Federal Reserve Form U-1 executed by the Borrower;

                  (i) an order from the Chancery Court of the Second Judicial District of Jones County, Mississippi (a) authorizing the Term Loan, and (b) finding that the Term Loan were necessarily incurred in the administration of the Estate of Dewey R. Sanderson, Jr., Deceased; and

                  (j) any other items that the Bank reasonably require.

         Section 6.2. Extension of Credit. As of the time of the making of the Term Loan hereunder:

                  (a) each of the representations and warranties set forth in
         Section 5 hereof shall have been true and correct in all material respects; and

                  (b) after giving effect to the Borrower's application of the proceeds of the Term Loan hereunder, no Potential Default or Event of Default shall have occurred and be continuing;

and the request by the Borrower for any Term Loan pursuant hereto shall be and constitute a warranty to the foregoing effects.

SECTION 7. COVENANTS.

         It is understood and agreed that so long as credit is in use or available under this Agreement or any amount remains unpaid on any Note, except to the extent compliance in any case or cases is waived in writing by the Bank:

         Section 7.1. Use of Proceeds. The Borrower shall use the proceeds of the Term Loan only to pay the Borrower's federal and state estate tax obligations.

         Section 7.2. Financial Information. The Borrower shall provide the following financial information and statements in form and content acceptable to the Bank and such additional information as reasonably requested by the Bank from time to time:

                  (a) The Borrower's annual audited financial statements in form reasonably satisfactory to the Bank by February 15 of each year;

                  (b) The Borrower's quarterly financial statements in form reasonably satisfactory to the Bank within 30 days after the end of each calendar quarter;

                  (c) Copies of the Borrower's federal income tax return (with all forms K-1 attached), within 30 days of filing, and, if requested by the Bank, copies of any extensions of the filing date;

         Section 7.3. Other Debts. The Borrower shall not have outstanding or incur any direct or contingent liabilities or lease obligations (other than those under the Loan Documents), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

                  (a) Liabilities for, and debt incurred by the Borrower to pay, estate taxes which are in excess of the amounts currently estimated to be due from the Borrower as disclosed in writing to the Bank and which are due and payable;

                  (b) Liabilities for administration expenses of the Estate (as defined below) including, but not limited to, fees and expenses of attorneys, accountants and other professionals and income and capital gains taxes and liabilities incurred in the ordinary course in connection with the maintenance or sale of the assets of the Estate;

                  (c) Liabilities for income taxes which are not yet due and payable;

                  (d) Contingent liabilities permitted by this Agreement; and

         Section 7.4. Other Liens. The Borrower shall not create, assume, or allow any security interest or lien (including judicial liens) on Property the Borrower now or later owns, except:

                  (a) Mortgages or deeds of trust and security agreements in favor of the Bank;

                  (b) Liens for state and federal estate taxes and income taxes not yet due;

                  (c) Liens on assets of the Borrower which are not subject to a security interest in favor of the Bank and which secure indebtedness permitted by Section 7.4;

                  (d) Liens arising by operation of law, which liens and/or the obligation secured thereby are being contested by the Borrower in good faith by proper legal actions or proceedings, and as to which the Borrower has given the Bank written notice of its intention to contest such lien and/or obligation and at the time of commencement of any such action or proceeding, and during the pendency thereof (i) no Event of Default shall have occurred and be continuing, (ii) adequate reserves with respect to the obligation which such lien secures are maintained on the books of the Borrower, (iii) such contest operates to suspend collection of the obligation such lien secures and such contest is maintained and prosecuted continuously with diligence, (iv) none of the Collateral for the Term Loan would be subject to forfeiture or loss of the security interest in favor of the Bank by reason of the institution or prosecution of such contest, and (v) the Borrower promptly pays or discharges the obligation secured by such lien, and provides to the Bank evidence thereof satisfactory to the Bank, if such contest is terminated or discontinued adversely to the Borrower; and

         Section 7.5. Notices to Bank. The Borrower shall promptly notify the Bank in writing of:

                  (a) any lawsuits which in the aggregate seek over $500,000 against the Borrower or any of the Borrower's Property;

                  (b) any substantial dispute between the Borrower and any government authority;

                  (c) any Potential Default or Event of Default; and

                  (d) any material adverse change in the Borrower's financial condition (other than any such change that results from a decrease in the market value of common stock of Sanderson Farms, Inc. unless such notice is otherwise required by the terms of this Agreement).

         Section 7.6. Compliance with Laws. The Borrower shall comply with the laws, regulations, and orders of any government body with authority over the Borrower.

         Section 7.7. Perfection of Liens. The Borrower shall help the Bank perfect and protect its security interests and liens, and reimburse it for related reasonable out-of-pocket expenses and reasonable fees of outside counsel it incurs to protect its security interests and liens.

         Section 7.8. Cooperation. The Borrower shall take any action reasonably requested by the Bank to carry out the intent of this Agreement.

         Section 7.9. Disposition of Assets.

         The Borrower shall not, without the prior written consent of the Bank, distribute, transfer, dispose or utilize dividends paid with respect to the Pledged Shares; provided, however, that the Borrower may utilize dividends received on the Pledged Shares to pay expenses of the Estate including the principal of and interest on the Term Loan, income tax obligations, professional fees and expenses and other customary fees and expenses incurred in connection with the administration of the Estate, including, but not limited to, fees and expenses of attorneys, accountants and other professionals and income and capital gains taxes and liabilities incurred in the ordinary course in connection with the maintenance or sale of the assets of the Estate.

         The sale or disposition of shares of Sanderson Farms, Inc. common stock which are not Pledged Shares is not restricted by this Agreement. Furthermore, the provisions of this Section 7.9 are not intended to and do not prohibit the Borrower from selling the Pledged Shares provided that (i) at the time of such sale no Event of Default has occurred and is continuing (unless permitted by the Bank), (ii) such sale is effected in a manner reasonably acceptable to the Bank which provides for an uninterrupted security interest in favor of the Bank in the stock to be sold and following the sale, the proceeds thereof net of any commissions payable in connection with such sale and all state and federal taxes payable as a result of such sale, and (iii) after giving effect to such sale the Loan to Value Ratio shall not exceed 70%.

         The provisions of this Section 7.9 are not intended to and do not prohibit the Borrower from paying liabilities of the Estate permitted by this Agreement from the assets of the Estate which are not serving as Collateral for the Term Loan.

         The provisions of this Section are not intended to and do not prohibit liens permitted by Section 7.4.

         Section 7.10. Termination. The Borrower shall not close the Estate until the indebtedness evidenced by the Term Loans has been paid off in full.

         Section 7.11. Income Taxes. The Borrower will file (or obtain extension of the due date from the applicable authorities) all tax returns required to be filed and pay, or make adequate provisions for the payment of, all taxes due and payable pursuant to such returns and pursuant to any assessments made against the Borrower or any of the Borrower's property.

SECTION 8. EVENTS OF DEFAULT AND REMEDIES.

         Section 8.1. Definitions. Any one or more of the following shall constitute an Event of Default:

                  (a) (i) Default in the payment when due of any principal of any Note, whether at the stated maturity thereof or at any other time provided in this Agreement, or (ii) default in the payment when due of any interest on any Note and the continuation of such default for 5 Business Days, or (iii) default in the payment of any fee or other amount payable by the Borrower pursuant to this Agreement within 5 Business Days after the Borrower receives an invoice therefor;

                  (b) Default in the observance or performance of any covenant, condition, agreement or provision hereof or any of the other Loan Documents and such default shall continue for 30 days after written notice thereof to the Borrower by any Bank;

                  (c) Default shall occur under any evidence of indebtedness for borrowed money in an aggregate principal amount exceeding $100,000 issued or assumed or guaranteed by the Borrower, or under any mortgage, agreement or other similar instrument under which the same may be issued or secured and such default shall continue for a period of time sufficient to permit the acceleration of maturity of the indebtedness evidenced thereby or outstanding or secured thereunder;

                  (d) Any representation or warranty made by the Borrower herein or in any Loan Document or in any written statement or certificate furnished by it pursuant hereto or thereto after the date of this Agreement, proves untrue in any material respect as of the date made or deemed made pursuant to the terms hereof;

                  (f) Any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes which order the payment of money in excess of $500,000 over and above any insurance proceeds payable with respect thereto shall be entered or filed against the Borrower or any of its Property or assets and remain unstayed and undischarged for a period of 30 days from the date of its entry;

                  (g) The Bank shall for any reason fail to have a perfected first priority security interest in any of the Collateral;

                  (h) A material adverse change occurs, or is likely to occur, in the Borrower's ability to repay the Term Loan when due;

                  (i) The Borrower shall (i) have entered involuntarily against it an order for relief under the Bankruptcy Code of 1978, as amended, and such order is not dismissed within 60 days thereafter, (ii) admit in writing its inability to pay, or not pay, its debts generally as they become due or suspend payment of its obligations, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, conservator, liquidator or similar official for it or any substantial part of its property, (v) file a petition seeking relief or institute any proceeding seeking to have entered against it an order for relief under the Bankruptcy Code of 1978, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, marshalling of assets, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, or (vi) fail to contest in good faith any appointment or proceeding described in Section 8.1(j) hereof; or

                  (j) A custodian, receiver, trustee, conservator, liquidator or similar official shall be appointed for the Borrower or any substantial part of the Property of the Borrower, or a proceeding described in
         Section 8.1(i) (v) shall be instituted against the Borrower and such appointment continues undischarged or any such proceeding continues undismissed or unstayed for a period of 60 days.

         Section 8.2. Remedies for Non-Bankruptcy Defaults. Section 8.2 Remedies for Non-Bankruptcy Defaults. When any Event of Default, other than an Event of Default described in subsections (i) and (j) of Section 8.1 hereof, has occurred and is continuing, the Bank shall give notice to the Borrower and take any or all of the following actions: (i) terminate the remaining Term Credit Commitments on the date (which may be the date thereof) stated in such notice,
(ii) declare the principal of and the accrued interest on the Note to be forthwith due and payable and thereupon the Note (including both principal and interest, plus an amount equal to the amount of interest that would have otherwise been paid on the portion of the Note in default through and including August 31, 2005) shall be and become immediately due and payable without further demand, presentment, protest of notice of any kind, and (iii) take any action or exercise any remedy under any of the Loan Documents or exercise any other action, right, power or remedy permitted by law. The Bank may exercise the right of set-off with regard to any deposit accounts or other accounts maintained by the Borrower with the Bank, and the Borrower's indebtedness hereunder shall be satisfied to the extent of any amount set-off against such indebtedness.

         Section 8.3. Remedies for Bankruptcy Defaults. When any Event of Default described in subsections (i) or (j) of Section 8.1 hereof has occurred and is continuing, then the Note shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of the Bank to extend further credit pursuant to any of the terms hereof shall immediately terminate. In such event the amount set forth in Section 3.1(b) shall also be immediately due and payable without presentment, demand, protest or notice of any kind.

SECTION 9. MISCELLANEOUS

         Section 9.1. Amendments and Waivers. Any term, covenant, agreement or condition of this Agreement may be amended only by a written amendment executed by the Borrower and Bank. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived.

         Section 9.2. Waiver of Rights. No delay or failure on the part of the Bank or on the part of the holder or holders of any Note in the exercise of any power or right shall operate as a waiver thereof, nor as an acquiescence in any Potential Default or Event of Default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies hereunder of the Bank and of the holder or holders of any Notes are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

         Section 9.3. Documentary Taxes. Although the Borrower is of the opinion that no documentary or similar taxes are payable in respect to this Agreement or the Notes, the Borrower agrees that it will pay such taxes, including interest and penalties, in the event any such taxes are assessed irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

         Section 9.4. Representations. All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and of the Notes, and shall continue in full force and effect with respect to the date as of which they were made and as reaffirmed on the date of each borrowing (as and to the extent provided in Section 6.2 hereof) and as long as any credit is in use or available hereunder.

         Section 9.5. Notices. Unless otherwise expressly provided herein, all communications provided for herein shall be in writing or by telex and shall be deemed to have been given or made when served personally, when an answer back is received in the case of notice by telex, or 2 days after the date when deposited in the United States mail (registered, if to the Borrower) addressed if to the Borrower at 225 North 13th Avenue, Laurel, Mississippi 39440; if to the Bank at 110 S. 40th Avenue Hattiesburg, MS 39402; or at such other address as shall be designated by any party hereto in a written notice to each other party pursuant to this Section 9.5.

         Section 9.6. Costs and Expenses. The Borrower agrees to pay on demand all customary and reasonable out-of-pocket costs and expenses of the Bank in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Loan Documents and the other instruments and documents to be delivered hereunder or in connection with the transactions contemplated hereby (unless otherwise expressly limited herein); all reasonable out-of-pocket costs and expenses of the Bank (including in each case reasonable attorneys' fees and expenses) incurred in connection with any consents or waivers hereunder or amendments hereto in each case requested by the Borrower, and all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and expenses), if any, incurred by the Bank or any other holders of a Note in connection with the enforcement against the Borrower of this Agreement or the other Loan Documents and the other instruments and documents to be delivered hereunder. The provisions of this Section shall survive payment of the Note and the termination of the Bank's Term Credit Commitments hereunder.

         Section 9.7. Counterparts. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement shall become effective as and when the Bank and the Borrower have executed this Agreement or a counterpart thereof.

         Section 9.8. Successors and Assigns; Governing Law; Entire Agreement. This Agreement shall be binding upon each of the Borrower and the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower and of the Bank and the benefit of their respective successors and assigns, including any subsequent holder of any Note. This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with the laws of the State of Mississippi, without regard to Mississippi conflict of laws principles. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. The Borrower may not assign any of its rights or obligations hereunder without the written consent of the Bank.

         Section 9.9. No Joint Venture. Nothing contained in this Agreement shall be deemed to create a partnership or joint venture among the parties hereto.

         Section 9.10. Severability. In the event that any term or provision hereof is determined to be unenforceable or illegal, it shall be deemed severed herefrom to the extent of the illegality and/or unenforceability and all other provisions hereof shall remain in full force and effect.

         Section 9.11. Table of Contents and Headings. The table of contents and section headings in this Agreement are for reference only and shall not affect the construction of any provision hereof.

         Section 9.12. Waiver of Jury Trial. THE BORROWER AND THE BANK HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATIVE TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

         Section 9.13. Confidentiality. The Bank will keep confidential any non-public information concerning the Borrower furnished by the Borrower (which is designated by the Borrower as confidential at the time such information is furnished to the Bank or is actually known by such Bank to be confidential), except that any Bank may disclose such information (a) to regulatory authorities having jurisdiction, (b) pursuant to subpoena or other legal process, (c) to such Bank's counsel and auditors in connection with matters concerning this Agreement, (d) to such Bank's consultants in connection with negotiations concerning this Agreement or the other Loan Documents and (e) to prospective participants or assignees in the Loans and participants and assignees in the Loan, provided that any Persons described in clauses (d) and (e) shall first agree to be bound to comply with the terms of this Section to the same extent as if it were the Bank. In the situations described above (except where the Borrower is a party), the Bank shall notify the Borrower as promptly as practicable of the receipt of a request for such disclosure and furnish it with a copy of such subpoena or other legal process (to the extent the Bank is legally permitted to do so). The provisions of this Section shall survive the payment of the Note and the termination of this Agreement.

         Section 9.14. Adjustment of Number of Shares. The number of shares of Sanderson Farms, Inc. common stock designated in Section 5.8 of this Agreement shall be automatically adjusted to give effect to any stock split or similar event.

         Section 9.15. Borrower. The Loan Documents are obligations of the Borrower, and do not constitute personal obligations of the Co-Executors in their individual capacities, and are enforceable solely against the assets of the Borrower and not the personal assets of the Co-Executors in their individual capacities.

         Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall be a contract between us for the purposes hereinabove set forth.

         Dated as of September __, 2000.



                             /s/Robert Buck Sanderson
                             ROBERT BUCK SANDERSON,
                             CO-EXECUTOR

                             /S/HUGH VIRDEN SANDERSON
                              HUGH VIRDEN SANDERSON
                              CO-EXECUTOR

                             AS CO-EXECUTORS OF THE ESTATE OF
                             DEWEY R. SANDERSON, JR., DECEASED, AND
                             NOT IN THEIR INDIVIDUAL CAPACITIES

         Accepted and Agreed to as of the day and year last above written.

                                        UNION PLANTERS BANK,

                                        NATIONAL ASSOCIATION


                               BY: /s/ John C. Howell

                               ITS:  Regional Senior Lender

                                    EXHIBIT A

                                    TERM NOTE

$6,148,050                                                    September __, 2000


         FOR VALUE RECEIVED, the undersigned, Robert Buck Sanderson and Hugh Virden Sanderson, not individually but solely as co-executors of the estate of Dewey R. Sanderson, Jr., deceased (the "Borrower"), promises to pay to the order of Union Planters Bank, National Association (the "Lender"), at the principal office of 110 S. 40th Avenue, Hattiesburg, Mississippi, the principal sum of Six Million One Hundred Forty-Eight Thousand Fifty Dollars ($6,148,050), in eight
(8) consecutive quarterly installments, payable on the dates and in the amounts specified in the Credit Agreement referred to below, together with interest on the principal amount of the principal indebtedness payable in twenty (20) consecutive quarterly installments payable on the dates and in the amount specified in the Credit Agreement.

         This Note evidences a Term Loan, as such term is defined in that certain Credit Agreement dated as of September ___, 2000, by and among the Borrower and Bank, (the "Credit Agreement").

         The Borrower may not prepay the outstanding principal amount of this
Note in full or in part at any time.

         This Note is issued by the Borrower under the terms and provisions of the Credit Agreement and this Note and the holder are entitled to all of the benefits and security provided for thereby or referred to therein. This Note may be declared to be, or be and become, due prior to its expressed maturity upon the occurrence of an event of default specified in the Credit Agreement.

         This Note is governed by and shall be construed in accordance with the internal laws of the State of Mississippi.

         The Borrower hereby waives presentment for payment and demand.

                                 /S/ROBERT BUCK SANDERSON,
                                   CO-EXECUTOR


                                 /S/ HUGH VIRDEN SANDERSON,
                                   CO-EXECUTOR

                                 AS CO-EXECUTORS OF THE ESTATE
                                 OF DEWEY R. SANDERSON, JR., DECEASED

                                    EXHIBIT B

                        ESTATE OF DEWEY R. SANDERSON, JR.

                               REPAYMENT SCHEDULE

PAYMENT DATE          INTEREST        PRINCIPAL
------------          --------        ---------
Oct. 31, 2000          80,398
Feb. 28, 2001         167,441
May 31, 2001          124,343
Aug. 31, 2001         124,343
Oct. 31, 2001          83,122
Feb. 28, 2002         166,050
May 31, 2002          124,343
Aug. 31, 2002         124,343
Oct. 31, 2002          83,123
Feb. 28, 2003         166,050
May 31, 2003          124,343
Aug. 31, 2003         124,343
Oct. 31, 2003          81,760         756,555
Feb. 28, 2004         143,178         695,137
May 31, 2004           96,045         742,271
Aug. 31, 2004          79,971         758,345
Oct. 31, 2004          43,207         795,109
Feb. 28, 2005          64,837         773,479
May 31, 2005           32,908         805,407
Aug. 31, 2005          16,619         821,697